Exhibit 7.c


                        Independent Accountants' Consent

The Contract Owners
Kansas City Life Variable Life Separate Account
   and
The Board of Directors
Kansas City Life Insurance Company


We consent to the reference to our firm under the heading "Experts" and to the use of our report dated January 17, 2001 with respect to the consolidated financial statements of Kansas City Life Insurance Company and to the use of our report dated April 6, 2001, with respect to the financial statements of Kansas City Life Variable Life Separate Account included in the Post-Effective Amendment No. 5 to the Registration Statement under the Securities Exchange Act of 1933 (File No.333-25443) on Form S-6 and the related Prospectus of Century II Survivorship Variable Universal Life.

                                   /s/KPMG LLP
                                   KPMG LLP

Omaha, Nebraska
April 24, 2001